Exhibit 99.1
MEDIA CONTACTS:
David Frink, Bob Pearson
(512) 728-2678 (512) 728-3256
david_frink@dell.com, bob_pearson@dell.com

INVESTOR CONTACTS:
Lynn A. Tyson, Robert Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com, robert_williams@dell.com
DELL INDEPENDENT INVESTIGATION COMPLETED;
WILL RESTATE FINANCIALS
Remedial Action Under Way to Correct Control Deficiencies
ROUND ROCK, Texas, Aug. 16, 2007 — Dell today announced that its Audit Committee has completed its independent investigation into certain accounting and financial reporting matters. As a result of accounting errors and irregularities identified in that investigation and in additional reviews conducted by management, the Audit Committee has determined to restate the company’s financial statements relating to fiscal 2003, 2004, 2005 and 2006 (including the interim periods within those years) and the first quarter of fiscal 2007 (collectively the “restatement period”). Dell’s previously issued financial statements for those periods should no longer be relied upon.
Restatement
     The restatement will correct the accounting errors and irregularities that have been identified through the Audit Committee investigation and by management as a result of its additional reviews. The accounting errors and irregularities that will be corrected are significant because of the combination of the number of issues identified, the qualitative nature of many of the issues, and in some cases, the dollar amounts involved. Many of the adjustments offset each other during the restatement period, and most relate to the timing of the recognition of income and expenses. Consequently, the restatement is expected to have the following effects:
•	Net revenue for each annual period is expected to be reduced by less than 1 percent of the previously reported revenue for the period.
•	The cumulative change to net income for the restatement period is expected to be a reduction of between $50 million and $150 million (compared to previously reported net income of more than $12 billion for the restatement period), and the cumulative change to earnings per share (EPS) for the restatement period is expected to be a reduction of $0.02 to $0.07 (compared to previously reported EPS of $4.78 over the restatement period). Most of these reductions relate to the timing of net income that would or will be recognized in periods before and after the restatement period.
•	The largest percentage changes in quarterly net income and EPS are expected to be in the first quarter of fiscal 2003 and the second quarter of fiscal 2004, each with expected reductions of between 10 percent and 13 percent; the fourth quarter of fiscal 2005, with an expected reduction of approximately 7 percent; and the second quarter of fiscal 2005 and the third and fourth quarters of fiscal 2006, each with an expected increase of approximately 5 percent to 7 percent. Net income and EPS for each of the other quarters are expected to change by 5 percent or less.
•	The adjustments are not expected to have a material impact on the current balance sheet. Adjustments to the annual periods are expected to increase total assets by 1 percent or less and increase total liabilities by approximately 1 percent. The opening balance sheet for fiscal 2003 will include a cumulative adjustment to retained earnings reflecting principally the shift of net income from the restatement period into periods prior to fiscal 2003.
•	The adjustments are not expected to have a material impact on changes in cash flows during the restatement period and are not expected to have a significant effect on the reported results of future operations.
Scope of Investigation; Summary of Findings
     The investigation, which began August 2006, involved more than 375 professionals deployed across all the company’s major regions. The investigation team evaluated more than five million documents, conducted more than 200 interviews of company personnel, and reviewed thousands of journal entries and supporting documentation.
     The investigation raised questions relating to numerous accounting issues, most of which involved adjustments to various reserve and accrued liability accounts. The investigation identified evidence that certain adjustments appear to have been motivated by the objective of attaining financial targets. According to the investigation, these activities typically occurred at the close of a quarter. The investigation found evidence that, in that timeframe, account balances were reviewed, sometimes at the request or with the knowledge of senior executives, with the goal of seeking adjustments so that quarterly performance objectives could be met. The investigation concluded that a number of these adjustments were improper, including the creation and release of accruals and reserves that appear to have been made for the purpose of enhancing internal performance measures or reported results, as well as the transfer of excess accruals from one liability account to another and the use of the excess balances to offset unrelated expenses in later periods. The investigation found that sometimes business unit personnel did not provide complete information to corporate headquarters and, in a number of instances, purposefully incorrect or incomplete information about these activities was provided to internal or external auditors.
Identification of Control Deficiencies
     As a result of the investigation issues, as well as other issues separately identified by management, current management has concluded the company did not maintain an effective control environment, including a tone and control consciousness that consistently emphasized strict adherence to Generally Accepted Accounting Principles (GAAP). In addition, current management has concluded that the company did not maintain effective controls over the period-end reporting process, including controls with respect to the review, supervision and monitoring of accounting operations.
     Management expects to conclude that these control deficiencies constituted material weaknesses in the company’s internal control over financial reporting. Management’s report on internal control over financial reporting will be included in our Fiscal 2007 10-K filing.
     “The rigorous examination of our accounting and finance processes, along with the remedial actions taken and planned, have made and will continue to make Dell a far stronger company and provide a solid foundation on which to move the business forward, reinforce our standards and focus our energy on serving our customers,” said Donald J. Carty, Dell’s vice chairman and chief financial officer.

Remedial Action
     In response to the investigation’s findings, management has undertaken a number of remedial actions that are in various stages of completion and will continue to be implemented going forward. These actions are an important step in the process of ensuring confidence in leadership and financial reporting and focus on these areas:
•	Leadership — Direct and appropriate leadership and messaging to ensure a strong control environment and appropriate focus on accuracy, transparency and long-term results.

•	People — Having sufficient personnel with knowledge, experience, and training in GAAP principles. Financial leaders will be required to take comprehensive, ongoing accounting standards and policies training. Personnel actions — including terminations, reassignments, reprimands, increased supervision, training, and financial penalties — have been or will be taken.

•	Structure — The company is in the process of reorganizing its Finance function, segregating accounting and financial reporting responsibility from planning and forecasting, to ensure increased independence. The position of Chief Accounting Officer has been strengthened, making it directly responsible for all accounting and financial reporting functions worldwide.

•	Process — Efforts are underway to enhance and improve internal controls around journal entry processes (including account reconciliation and documentation requirements). Investment in design and implementation of additional and enhanced information technology systems and elimination of manual processes to improve the reliability of financial reporting and reduce the opportunities for errors or omissions.

     Mr. Carty said that management is working with the Audit Committee to develop a detailed plan and timetable for the full implementation of remedial actions and will provide regular updates to the committee.
     “We are committed to achieving and maintaining a strong control environment, high ethical standards and financial reporting integrity,” said Michael Dell, chairman and CEO. “This commitment will be communicated to every Dell employee and external stakeholder. It is accompanied by renewed management focus on decision-making and processes intended to drive long-term shareholder value.”
Ongoing SEC Investigation
As previously disclosed, the Audit Committee investigation began as a result of concerns raised by documents and information discovered in the course of responding to requests from the Enforcement Division of the U.S. Securities and Exchange Commission (the “SEC”) in connection with an investigation into certain of our accounting and financial reporting practices. While the restatement will address all of the issues identified in the Audit Committee investigation and in the additional reviews conducted by management, the SEC’s investigation is ongoing, and there can be no assurance that there will not be additional issues or matters arising from that investigation.
Investor Conference Call and Shareholder Meeting Scheduled
     Dell will conduct an investor conference call today (Thursday, Aug. 16) at 5:15 p.m CDT to discuss the completion of the Audit Committee’s Independent Investigation. The conference call number in the U.S. is (877) 253-8088, the international dial-in number is (706) 643-0125, and the passcode is: Dell. The call will also be available online at: http://www.dell.com/investor. A replay of the investor call, beginning at 9:15 CDT Aug. 16, will be available through Aug. 18, 12 a.m. CDT at: U.S., (800) 642-1687; International, (706) 645-9291; Conference ID is 13409585.
     Dell will announce preliminary Q2 fiscal year 2008 results on Aug. 30, 2007, and, expects to submit its past due form 10-K and 10-Q documents by the first week of November. Its annual meeting of shareholders is being planned for Dec. 4, 2007, and the company will soon update plans for its analyst meeting.
     In connection with the upcoming annual meeting of shareholders, Dell is reopening the period during which shareholders can present proposals for consideration at the meeting. A shareholder who desires to present a proposal must submit the proposal no later than the close of business on Oct. 5, 2007. In order for a proposal to be eligible for inclusion in the proxy statement relating to the meeting, it must be received before the close of business on Aug. 31, 2007.

About Dell
Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.
Special Note
Statements in this press release that relate to future results and events (including statements about expected materiality or significance and the quantitative effects of the restatement) are forward-looking statements based on Dell’s current expectations. Actual results, as well as Dell’s expectations regarding materiality or significance, the restatement’s quantitative effects, the effectiveness of disclosure controls and procedures, and deficiencies in internal control over financial reporting, may differ materially from those in the forward-looking statements because of a number of risks and uncertainties, including: the risk that additional information may arise during the completion of our work on the restatement, our independent auditor’s review of the investigation and its audit work, or the Audit Committee’s final review of the investigation and the restated financial statements, or as a result of other subsequent events; any additional issues or matters arising from the ongoing SEC investigation; our ability to successfully remediate identified internal control deficiencies; our ability to meet NASDAQ requirements for continued listing as a result of our past due periodic report filings; general economic, business and industry conditions; our ability to maintain a cost advantage over our competitors; local economic and labor conditions, political instability, unexpected regulatory changes, trade protection measures, tax laws, copyright levies and fluctuations in foreign currency exchange rates; our ability to accurately predict product, customer and geographic sales mix and seasonal sales trends; information technology and manufacturing infrastructure failures; our ability to effectively manage periodic product transitions; our reliance on third-party suppliers for quality product components, including reliance on several single-source or limited-source suppliers; our ability to access the capital markets; litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; our acquisition of other companies; our ability to properly manage the distribution of our products and services; effective hedging of our exposure to fluctuations in foreign currency exchange rates and interest rates; obtaining licenses to intellectual property developed by others on commercially reasonable and competitive terms; our ability to attract, retain and motivate key personnel; loss of government contracts; expiration of tax holidays or favorable tax rate structures; changing environmental laws; and the effect of armed hostilities, terrorism, natural disasters and public health issues. Additional discussion of factors affecting Dell’s business and prospects is contained in Dell’s periodic filings with the Securities and Exchange Commission.